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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ECOLAB INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	41-0231510 (I.R.S. Employer Identification No.)
370 Wabasha Street North, St. Paul, Minnesota (Address of principal executive offices)	55102 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Stock Purchase Rights	New York Stock Exchange, Inc. Pacific Exchange, Inc.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), check the following box. /x/

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), check the following box. / /

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

    This Amendment No. 2 amends the Registration Statement on Form 8-A filed with the Securities and Exchange Commission dated February 28, 1996 (file No. 1-9328), as previously amended by Amendment No. 1 thereto, dated December 18, 1997 (collectively, the "Registration Statement") of Ecolab Inc., a Delaware corporation (the "Registrant"), in connection with the Registrant's listing of its Preferred Stock Purchase Rights (the "Rights") on the New York Stock Exchange and the Pacific Stock Exchange.

Item 1.  Description Of Registrant's Securities To Be Registered.

    Reference is hereby made to the Registration Statement filed by the Registrant with the Securities and Exchange Commission, and that such Registration Statement, as amended, is hereby incorporated by reference herein.

    Effective November 5, 2001, the Registrant and First Chicago Trust Company of New York ("First Chicago") as Rights Agent, entered into Amendment No. 1 to the Rights Agreement, dated February 24, 1996, between the Registrant and First Chicago (the "Rights Agreement"). As set forth in Amendment No. 1, Section 21 of the Rights Agreement entitled "Change of Rights Agent" was deleted and replaced in its entirety. The modifications reflect the revised conditions required for a party to act as rights agent to the Registrant under the Rights Agreement.

    Upon effectiveness of Amendment No. 1, EquiServe Trust Company, N.A. ("EquiServe") became the successor Rights Agent under the Rights Agreement.

    A copy of Amendment No. 1, dated November 5, 2001, to the Rights Agreement is attached hereto as Exhibit 1 and incorporated herein by reference. The foregoing discussion does not purport to be complete and is qualified in its entirety by reference to Exhibit 1 attached hereto.

Item 2.  Exhibits.

    The following documents are filed as exhibits to this registration statement.

  1.
  Amendment to Rights Agreement, dated as of November 5, 2001, between First Chicago Trust Company of New York and Ecolab Inc.

SIGNATURE

    Pursuant to the requirements of the Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 2 to this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ECOLAB INC.
By:	/s/ KENNETH A. IVERSON Kenneth A. Iverson Vice President and Secretary

Dated: November 5, 2001

EXHIBIT INDEX

Exhibit No.	Document	Method of Filing
(1)	Amendment to Rights Agreement, dated as of November 5, 2001	Filed herewith electronically

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EXHIBIT INDEX